UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) February 13, 2007

ScanSource, Inc.

(Exact Name of Registrant as Specified in Its Charter)

South Carolina	000-26926	57-0965380
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6 Logue Court, Greenville, South Carolina 29615

(Address, Including Zip Code, of Principal Executive Offices)

(864) 288-2432

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On February 14, 2007, ScanSource, Inc. (the “Company”) amended its Amended and Restated Credit Agreement dated as of July 16, 2004, as amended (the “Credit Agreement”), to permit the Company to redeem shares of the Company’s capital stock so long as the amount paid in connection with the redemptions does not exceed $2 million during any fiscal year.

In addition, the Company obtained additional waivers until May 15, 2007 under the Credit Agreement, with respect to the delivery of certain quarterly information and documentation to its lenders, to the extent impacted by the pending review of the Special Committee of the Board of Directors of the Company’s stock option grant practices and related accounting issues from the time of its initial public offering in 1994 to the present.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

The Company has previously announced that, on November 14, 2006, it received a NASDAQ Staff Determination Letter indicating that the Company is not in compliance with the filing requirements for continued listing under Marketplace Rule 4310(c)(14) as a result of the Company’s inability to file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (the “First Quarter 10-Q”) by the prescribed due date. The Company’s inability to file the First Quarter 10-Q was due to the Company’s previously announced Special Committee review of its stock option grant practices and related accounting issues. In response to this original notice of non-compliance, the Company requested a hearing before the NASDAQ Listing Qualifications Panel (the “Panel”) with respect to its listing status. That hearing was held on January 11, 2007.

The Company has also previously announced that, on January 15, 2007, the Board of Directors received the findings of the Special Committee with respect to its review. Those findings are described in the Company’s Current Report on Form 8-K filed January 19, 2007. The Special Committee, in its findings, recommends that management determine the impact on the Company’s accounting of the option grant issues referenced in the findings and make appropriate adjustments and required disclosures. In that regard, the Company’s review of accounting issues raised by the findings is ongoing. The Company does not expect to be able to file the First Quarter 10-Q or its Quarterly Report on Form 10-Q for the quarter ended December 31, 2006 (the “Second Quarter 10-Q”), which was due on February 9, 2007, until the foregoing accounting review is complete.

On February 13, 2007, the Company received a second NASDAQ Staff Determination letter indicating that the Company’s failure to file its Second Quarter 10-Q as required by Marketplace Rule 4310(c)(14), serves as an additional basis for delisting the Company’s common stock from The NASDAQ Stock Market.

On February 15, 2007, the Company received a written notification that the Panel had granted the Company’s request for continued listing on The NASDAQ Stock Market, subject to the conditions that (i) until it becomes current in its filings, the Company provide the Panel and the Nasdaq Hearings Department certain additional information regarding the Special Committee’s review and recommendations, and (ii) the Company file its First Quarter 10-Q and Second Quarter 10-Q, and any required restatements, on or before May 16, 2007,

A copy of the Company’s press release regarding the receipt of the second NASDAQ Staff Determination Letter, as well as the Panel’s decision in this matter, is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Certain statements contained in this report are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company’s plans, activities or events which the Company expects will or may occur in the future. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statements, including, but not limited to, the Company’s becoming current in the filing of its periodic reports. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company does not undertake to publicly update or revise these forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

99.1 – Press Release dated February 19, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ScanSource, Inc.

Date: February 19, 2007	By:	/s/ Richard P. Cleys
	Name:	Richard P. Cleys
	Its:	Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release dated February 19, 2007